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                                SUBSIDIARIES OF

                             THE TITAN CORPORATION



1.   Diversified Control Systems, Inc.

2.   Eldyne, Inc.

3.   Federal Services, Inc.

4.   Pulse Sciences, Inc.

5.   Titan Environmental Corporation

6.   Linkabit Wireless, Inc.

7.   TomoTherapeutics, Inc.

8.   Unidyne Corporation

9.   ServNow! NetTechnologies, Inc.

10.  Titan Broadband Communications Corporation

11.  Titan Software Systems Corporation

12.  Linkabit Wireless, Ltd.

13.  Titan Purification, Inc.

14.  Titan Defense Systems Corporation